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                                                                    Exhibit 99.2
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                          KOLL ARCADIA INVESTORS, LLC
                             4343 VON KARMAN AVENUE
                            NEWPORT BEACH, CA 92660


October 21, 1996


Santa Anita Realty Enterprises, Inc.
Santa Anita Operating Company
Boards of Directors
285-301 West Huntington Drive
Arcadia, CA 91066-6014

Gentlemen:

On October 9, 1996, Koll Arcadia Investors, LLC ("KAI") presented an alternative recapitalization plan to the Boards of Directors of The Santa Anita Companies (the "Companies")--Santa Anita Realty Enterprises and Santa Anita Operating Company--which we believe is demonstrably financially superior to the Colony transaction approved by the Boards of Directors of the Santa Anita Companies in August of this year. We find the Companies' response to date to be of concern.

The statement on October 11 that the Companies "will let you know when we think it appropriate to respond" is, we believe, highly inappropriate given the importance of our proposal to the Companies' stockholders. The Companies' press release regarding "any illusions" that our "rhetoric" would influence the Boards obscures the clear choices placed before you. The pricing and structure of our proposal are far more eloquent than any commentary either side will put forth. The Companies' repeated characterization of the KAI offer as unsolicited is particularly revealing--it was unsolicited only because the Boards of the Santa Anita Companies chose not to seek proposals superior to that of Colony.

We can only conclude that the reason for your failure to embrace our proposal is that Colony improperly stands on both sides of this transaction to the clear detriment of the paired common stockholders of the Santa Anita Companies. In accordance with your duties to the owners of the Companies; as major stockholders, we would expect the following actions to be taken immediately by the directors of the Santa Anita Companies:

     --The immediate formation of independent committees of the Boards of Directors, comprised of unaffiliated, disinterested directors represented by truly independent legal and financial advisors, to review the Colony proposal, the KAI alternative recapitalization proposal and any other bona fide proposals received by the Santa Anita Companies. We understand that you may be considering this action and believe that it is an appropriate step if the independent committees are organized and act in a manner which insures a fair process;

     --In that regard, in recognition of his clear and irresolvable conflict, Mr. Barrack should be asked to resign from the Board. In light of the past influence he has had with respect to the Board of Directors, the action of any independent committee will be suspect if Mr. Barrack remains on the Board. Mr. Barrack should observe the deliberations of the independent committees and the Boards of Directors from the same place as KAI--outside of the boardroom; and

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     --We urge that the independent committee meet with KAI and its advisors to discuss the KAI alternative recapitalization proposal and its advantages to the owners of the Santa Anita Companies. KAI remains ready to meet with the independent committees and its advisors to discuss our proposal which provides your stockholders with substantially more value than the Colony proposal, both initially, and over time.

     As you know,

     --Our proposal calls for an up-front cash dividend of $14 per share to current stockholders of the Companies--which we anticipate to be substantially tax-free for federal income tax purposes--versus no cash to stockholders in the Colony proposal;

     --Our proposal calls for an investment by KAI of $50 million versus only $12.7 million in the Colony proposal;

     --Our proposal affords stockholders of the Santa Anita Companies an opportunity to participate in future investments through rights offerings to purchase up to $50 million of common equity versus the Colony transaction which grants only Colony the opportunity to make additional investments on advantageous and dilutive terms.

KAI looks forward to working cooperatively with the Boards of the Directors of the Santa Anita Companies to enhance stockholder value. However, under separate cover, we are delivering demands under Delaware law for the lists of common stockholders of each of the Companies so that we may preserve our right to communicate directly with them in the future regarding our proposal.

Very truly yours,

KOLL ARCADIA INVESTORS, LLC


Donald M. Koll

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